Exhibit 3

CONFORMED COPY

DATE          15 May          2007

LEHIGH UK LIMITED

HANSON PLC

HEIDELBERGCEMENT AG

SCHEME CO-OPERATION AGREEMENT

Macfarlanes
10 Norwich Street
London EC4A 1BD

SCHEME CO-OPERATION AGREEMENT

DATE	15 May	2007

PARTIES

1
LEHIGH UK LTD, a company incorporated in England and Wales (registered number 4113976), whose registered office is at Park Square, 3160 Solihull Parkway, Birmingham Business Park, Birmingham, West Midlands B37 7YN (“Bidco”);

2	HANSON PLC, a company incorporated in England and Wales (registered number 4626078), whose registered office is at 1 Grosvenor Place, London SW1X 7JH (the “Target”); and

3	HEIDELBERGCEMENT AG, a company incorporated in Germany whose registered office is at Berliner Strasse 6, 69120 Heidelberg, Germany (“HeidelbergCement”).

RECITALS

A
Bidco wishes to acquire the entire issued and to be issued share capital of the Target (the “Acquisition”) and accordingly the Parties have entered into this Agreement to regulate the basis upon which such Acquisition is to be effected.

B
The Parties have agreed that the Acquisition will be implemented by means of a scheme of arrangement under section 425 of the Companies Act to be proposed by the Target to its shareholders under which all of the Scheme Shares will be (i) cancelled and new Target Shares issued to Bidco in consideration of which Bidco will pay to the Target Shareholders a cash payment of 1,100 pence for each Scheme Share so cancelled or (ii) in respect of any Scheme Shares not so cancelled, transferred direct to Bidco in consideration of which Bidco will issue loan notes to the Target Shareholders.

AGREEMENT

1	Definitions and interpretation

1.1	In this Agreement, the following words and expressions shall have the following meanings:

ADSs: American Depository Shares representing Target Shares;

Agreed Form:  the form agreed (or as the case may be to be agreed) between and signed for the purpose of identification by or on behalf of the Parties;

Alternative Acquisition Proposal: means any proposal put forward by any third party which is not acting in concert with Bidco for (i) a merger, acquisition or other business combination, scheme of arrangement, exchange offer, liquidation or takeover offer involving the Target or all or substantially all of the business of the Target Group, or (ii) any proposal to acquire in any manner, directly or indirectly, an equity interest of more than 50 per cent. or more in any voting securities of the Target, or all or a substantial portion of the assets of the Target Group;

Break Fee:  means, subject to Clauses 9.3 and 9.4, £78,700,000;

Business Day:  a day (excluding Saturdays, Sundays and public holidays) on which banks are open in London and Germany for the transaction of normal banking business;

CDIs:  CHESS Depositary Interests representing a unit of beneficial interest in Target Shares;

Code:  the City Code on Takeovers and Mergers;

Companies Act:  the Companies Act 1985, as amended;

Competing Proposal:  any proposal put forward by any third party which is not acting in concert with Bidco, in respect of, or for: (i) a takeover offer (whether or not subject to pre conditions) or possible offer for, the issued ordinary share capital of Target or the sale, or possible sale, (in one transaction or a series of transactions) of the whole of the assets or undertaking of the Target Group, or any part of the same which is material in the context of the Target Group; (ii) a merger, acquisition or other business combination, scheme of arrangement, exchange offer, or liquidation involving Target or all or substantially all of the business of the Target Group; (iii) any proposal which would, if implemented result in a change of control of Target; (iv) any other transactions having a similar effect, the consummation of which is reasonably likely to prevent, or impede, interfere with or delay to any material extent the Acquisition, in each case howsoever it is proposed that such offer or proposal be implemented;

Conditions:  the conditions to the Acquisition and the Scheme set out in Appendix I to the Press Announcement and “Condition” means such one or more of them as the context may require;

Court:  the High Court of Justice in England and Wales;

Court Orders:  the Reduction Court Order and the Scheme Court Order;

Court Meeting:  the meeting of Target Shareholders to be convened pursuant to an order of the Court for the purposes of considering and, if thought fit, approving the Scheme, including any adjournment thereof;

Effective Date:  in the case of a Scheme, the date on which the Scheme becomes effective by registration of the Court Orders by the Registrar and issue by the Registrar of a certificate under section 138 of the Companies Act in relation to the reduction of share capital associated with the Scheme, or in the case of an Offer, the date on which the Offer becomes or is declared wholly unconditional;

EGM Condition: the Condition set out in paragraph 1(B) of Appendix I to the Press Announcement;

Exchange Act:  the US Securities Exchange Act of 1934, as amended;

Exchanges:  the New York Stock Exchange, the London Stock Exchange, ASX Limited, the Open Market (Freiverkehr) of the stock exchanges of Berlin-Bremen, Hamburg and Hannover, and the Official Market (Amtlicher Markt) of the stock exchanges of Frankfurt am Main, Munich, Stuttgart and Düsseldorf;

Exercise Period:  means the longest period specified in the rules of the relevant Target Share Schemes during which participants may exercise their options or awards in connection with the Acquisition;

Extraordinary General Meeting:  the extraordinary general meeting of the Target to be convened for the purposes of considering and, if thought fit, approving, inter alia, in relation to a Scheme, the reduction of share capital provided for by the Scheme and certain amendments to the articles of association of the Target;

Forms of Proxy:  the forms of proxy for use by Target Shareholders at the Meetings;

Group Company:  in relation to any body corporate, any other body corporate which is from time to time its holding company or subsidiary undertaking or a subsidiary undertaking of its holding company, but not including any subsidiary of Target acting in its capacity as a trustee of an occupational pension scheme or employee benefit trust (and Group shall be construed accordingly);

HMRC:  Her Majesty's Revenue & Customs;

London Business Day:  a day (excluding Saturdays, Sundays and bank holidays) on which banks are open in London for the transaction of normal banking business;

London Stock Exchange:  London Stock Exchange plc;

Long-stop Date:  subject to the Code, 31 December 2007;

Meetings:  the Court Meeting and the Extraordinary General Meeting;

Negative Conditions:  means the Conditions contained in paragraphs 2 (E) to 2(J) (inclusive) of Appendix I of the Press Announcement;

Offer Document: the document which would be despatched to the Target Shareholders if Bidco elects to make the Offer, together with any form of acceptance and/or other document relating to the Offer where the context so requires;

Offeror Group:  Bidco and its Group Companies;

Panel:  the Panel on Takeovers and Mergers;

Parties:  Bidco, the Target and HeidelbergCement (each a “Party”);

Press Announcement:  the announcement of the Acquisition and the Scheme in the Agreed Form as set out in Appendix A;

Record Date:  5.00 p.m. on the London Business Day immediately preceding the Effective Date (or such other time as may be the record date specified in the Scheme);

Reduction Court Hearing: the hearing by the Court of the petition to confirm the reduction of share capital of the Target associated with the Scheme;

Reduction Court Order: the order of the Court confirming the reduction of share capital provided for by the Scheme under section 137 of the Companies Act (acknowledging that this may be the same order as the Scheme Court Order);

Reduction Hearing Date:  the date on which the Reduction Court Order is granted;

Registrar:  the Registrar of Companies in England and Wales;

Regulatory Conditions: the Conditions set out in paragraphs 2 (A) to 2(D) (inclusive) of Appendix I of the Press Announcement;

Regulatory Information Service: an information dissemination provider approved by the Financial Services Authority and whose name is set out in a list maintained by the Financial Services Authority;

Remuneration Committee:  the remuneration committee of Target as constituted at the date of this Agreement;

Scheme or Scheme of Arrangement:  the proposed scheme of arrangement under section 425 of the Companies Act between the Target and the holders of the Scheme Shares upon and subject to the terms and conditions set out in the Press Announcement, and to be set out in the Scheme Circular;

Scheme Circular:  the circular proposed to be despatched to Target Shareholders containing the details of the Acquisition and the Scheme and certain information about the Target, Bidco and the Offeror Group and containing notices of the Meetings and the text of the Scheme;

Scheme Court Hearing: the hearing by the Court of the petition to sanction the Scheme;

Scheme Court Order: the order of the Court sanctioning the Scheme under section 425 of the Companies Act;

Scheme Hearing Date: the date on which the Scheme Court Order is granted;

Scheme Shares:  the Target Shares in issue at the Record Date and as more particularly described in the Scheme, other than those beneficially owned by Bidco or the Target;

SEC:  the US Securities and Exchange Commission;

subsidiary and subsidiary undertaking:  have the respective meanings given by the Companies Act;

Takeover Offer: the takeover offer which may be made by Bidco for the entire issued and to be issued ordinary share capital of the Target (other than that owned by Bidco or, if Bidco so determines, its associates at the date of the Offer) in accordance with Clause 4.10;

Target Board:  the board of directors of the Target;

Target Director:  a director of the Target;

Target Group:  the Target and its Group Companies;

Target Shareholders:  holders of Target Shares;

Target Shares:  ordinary shares of 10 pence each in the share capital of the Target;

Target Share Schemes: the Hanson Sharesave Scheme, the Hanson Executive Share Option Scheme 1997, the Hanson PLC Share Option Plan 2001, the Hanson Executive Share Option Plan 2003, the Hanson Long Term Incentive Plan 2003 and the Hanson Long Term Incentive Plan 2006;

tax or taxation: any tax, levy, impost, duty or other charge or withholding of a similar nature whenever created or imposed and whether of the United Kingdom or elsewhere (including any penalty, fine, surcharge and interest payable in connection with any failure to pay or any delay in paying any of the same);

Trust:  the Target Employee Share Trust;

Trustee: the trustee of the Trust;

UKLA:  the UK Listing Authority, being the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 including, where the context so permits, any committee, officer or servant to whom any function of the UK Listing Authority may be delegated;

United Kingdom or UK:  the United Kingdom of Great Britain and Northern Ireland;

US Securities Act: the United States Securities Act of 1933 as amended and the rules and regulations promulgated thereunder; and

VAT:  value added tax as referred to in the UK Value Added Tax Act 1994 or, as the context so requires, the German Value Added Tax Act (Umsatzsteuergesetz) or any tax of a similar nature which may be substituted for or levied in addition to either of them.

1.2	In this Agreement (unless the context requires otherwise):

1.2.1	words and expressions which are defined in the Companies Act have the same meanings as are given to them in the Companies Act;

1.2.2
any reference to any statute or statutory provision includes a reference to any subordinate legislation made under that statute or statutory provision before the date of this Agreement, to any modification, re-enactment or extension of that statute or statutory provision made before that date and to any former statute or statutory provision which it consolidated or re-enacted before that date;

1.2.3	one gender includes a reference to the other gender;

1.2.4	the singular includes a reference to the plural and vice versa;

1.2.5	any reference to a Recital or Clause is to a Recital or Clause (as the case may be) of or to this Agreement;

1.2.6
“directly or indirectly” means (without limitation) either alone or jointly with any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate; and

1.2.7
any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.3	The headings in this Agreement do not form part of and shall not affect the interpretation of this Agreement or any part of it.

1.4	Unless otherwise stated, all references to time in this Agreement are to London time.

2	Condition

The Target and Bidco shall release or procure the release of the Press Announcement to a Regulatory Information Service by no later than 9 a.m. on 15 May 2007 (or such other time and date as may be agreed between the Target and Bidco) and the obligations of the Parties under this Agreement, other than this Clause 2, shall be conditional on such release.

3	Implementation of the Transaction

The terms and conditions of the Acquisition shall be as set forth or referred to in the Press Announcement together with such other and/or modified terms as the Target and Bidco may agree in writing.  The terms of the Acquisition at the date of posting of the Scheme Circular as so agreed shall be set out in the Scheme Circular.  The only conditions to the Acquisition and the Scheme shall be the Conditions.

4	Implementation of the Scheme

4.1
Subject to the fiduciary duties of the directors of the Target and Bidco and any applicable laws and regulations and the terms of this Agreement, each of the Target and Bidco shall take all such steps and actions and shall prepare, execute, agree, settle, publish and/or announce (and procure to be prepared, executed, agreed, settled, published and/or announced), all such documents as may be necessary or desirable in the opinion of the other (acting reasonably) for the implementation of the Scheme and the Acquisition in accordance with the terms and conditions of this Agreement and the requirements of the Code, the Panel, the UKLA, the Exchanges, the SEC and the Court.

4.2
Subject to the fiduciary duties of the directors of each of the Target and Bidco and any applicable laws and regulations, the Target shall (and Bidco shall cooperate with the Target for this purpose) promptly prepare, all documentation necessary for the implementation of the Scheme upon the terms and conditions contained in this Agreement, including the Scheme Circular containing:

4.2.1	the Scheme, complying with section 425 of the Companies Act and with the requirements of the Court, which shall incorporate the terms set out in the Press Announcement;

4.2.2	an explanatory statement as required by section 426 of the Companies Act in relation to the Scheme;

4.2.3	such other information as may be required by the Code, the Listing Rules, the London Stock Exchange, ASX Limited or the official listing rules of ASX Limited or by applicable law or regulation;

4.2.4	a notice convening the Court Meeting;

4.2.5	a notice convening the Extraordinary General Meeting;

4.2.6	a statement that the Target intends to cancel the listing of its shares on the London Stock Exchange on the Effective Date; and

4.2.7	such other information as Bidco may reasonably require.

4.3	The Target agrees that it will use its best endeavours to send the Scheme Circular to Target Shareholders by:

4.3.1	no later than 12 June 2007; or

4.3.2	in the event that, with the consent of the Panel, such date is not met, as soon as possible thereafter and in any event no later than 30 June 2007; or

4.3.3	such other date as may be agreed between the Target and Bidco and consented to by the Panel (if appropriate),

provided that if the Acquisition ceases to be recommended by the directors of the Target, there shall be no obligation upon the Parties to dispatch the Scheme Circular.

4.4
Without prejudice to the generality of Clause 4.2 above and subject to the fiduciary duties of the directors of the Target and any applicable laws and regulations, the Target agrees with Bidco that it will:

4.4.1	consult in a timely manner with Bidco as to the form and content of all the documentation relating to the Scheme (including the Scheme Circular) for which the Target is responsible;

4.4.2
use its reasonable endeavours to ensure that in each case the relevant draft(s) or redraft(s) of the documentation referred to in Clauses 4.4.1 and 4.2 shall be provided as soon as practicable and in any event in sufficient time to enable Bidco and its advisers to review and provide comments on such draft(s) and redraft(s) in time for such comments to be included in the next subsequent redraft;

4.4.3	take account of the reasonable comments of Bidco and its advisers on the drafts and redrafts referred to in Clause 4.4.2; and

4.4.4
not finalise or post such documentation to the Target Shareholders unless the Target shall first have obtained the prior written approval of Bidco to the form and content of such documentation (such approval not to be unreasonably withheld or unreasonably delayed).

4.5
Once the Target has posted any documentation (including for the avoidance of doubt the Scheme Circular) relating to the Acquisition (the “Documentation”) to Target Shareholders the Target will not issue further documentation which would amend the scope and content of the Documentation, the Scheme or the scope and content of any resolutions necessary to implement the Scheme in any way without the prior written consent of Bidco (such consent not to be unreasonably withheld or unreasonably delayed) provided that the Target may make any such changes as may be required to comply with the directions of the Court or any legal or regulatory requirement.  Notwithstanding anything to the contrary in this Agreement, Bidco shall be entitled to make any number of unilateral increases in the price of its offer in relation to the Acquisition and this Agreement shall continue to apply to such increased offer(s).

4.6
Subject to the fiduciary duties of the directors of each of the Target and Bidco and any applicable laws and regulations and unless the Target Board resolves that the Acquisition is no longer in the interests of the Target Shareholders, the Target shall (and Bidco shall co-operate with the Target for this purpose) take or cause to be taken all such steps as are within its power and necessary or reasonably required by Bidco to implement the Scheme in accordance with section 425 of the Companies Act, including the following:

4.6.1	the Target shall apply to the Court by way of a claim form for leave to convene the Court Meeting;

4.6.2
upon the Court making the order upon such claim form and the Scheme Circular and Forms of Proxy being settled (to the extent required) with the Court and such documents being agreed by the Target and Bidco, the Target shall, in accordance with such Court order, despatch by first class post (or the equivalent where despatch occurs outside the UK) or air mail as appropriate the Scheme Circular and Forms of Proxy to the Target Shareholders and thereafter publish and/or post the requisite advertisements and such other documents and information (in each case in Agreed Form) as the Court may approve or direct from time to time or as Bidco shall reasonably request, in connection with the due implementation of the Scheme;

4.6.3
hold the Meetings and, if the necessary resolutions proposed thereat are passed by the requisite majorities, promptly seek the Court Orders, take all such steps and prepare and issue, serve and lodge all such Court documents as in each case may be reasonably necessary in connection therewith; and

4.6.4
on such date as may be agreed with Bidco (subject to the approval of the Court) but in any event within 2 Business Days following the grant of the Reduction Court Order, cause an office copy of the Court Order(s) and associated minute to be duly delivered to the Registrar, for registration and obtain from the Registrar a certificate of registration in relation to the reduction of share capital involved in the Scheme.

4.7
Subject to paragraph 1.3 of Schedule 1, the Target shall request the UKLA and the London Stock Exchange to cancel its listing and admission to trading of the Target Shares on and with effect from the Effective Date.

4.8	The Target shall request ASX Limited to end the quotation of the CDIs and to remove the Target from the official list of ASX at such time as the Bidder and Target shall reasonably agree.

4.9
Either of the Target and Bidco will (if permitted by the Panel and applicable law) and if reasonably requested to do so by the other agree to (i) an extension of time, or variation or amendment to the Scheme including any adjournment of any Court Meeting(s) or hearing or general meeting of the Target, or (ii) the amendment, revision, withdrawal or non-enforcement, in whole or in part, of the Scheme:

4.9.1
in the case of a request made to the Target, unless in the exercise of their fiduciary duties, the Target Directors determine that they cannot agree to such extension, variation, amendment, withdrawal, revision or non-enforcement to or of the Scheme; and

4.9.2
in the case of a request made to Bidco, if it is in the opinion of the directors of Bidco, consistent with the Acquisition as a whole, does not impose a material additional obligation on Bidco. For the avoidance of doubt, any request to increase the amount of consideration payable under the Acquisition by any amount or to alter the form of consideration offered under the Acquisition will amount to a material additional obligation on Bidco.

Implementation of the acquisition of Target Shares by way of Takeover Offer

4.10
Bidco may elect at any time to implement the Acquisition by way of a Takeover Offer on terms and conditions which are substantially similar to, but no less advantageous to Target shareholders than, those set out in the Press Announcement, subject to any modification or amendment thereto as may be required by the Panel or necessary in relation to the implementation of the Acquisition by Takeover Offer.

4.11
Subject to the fiduciary duties of their directors, the Target and Bidco undertake to each other to provide the other with all such information about their respective Groups as may be required for inclusion in the Offer Document and to provide all such other assistance as each may reasonably require in connection with the preparation of the Offer Document and any other documentation required in connection with the Acquisition, including access to, and ensuring the provision of assistance by, relevant professional advisers, printers and registrars, in each case as soon as reasonably practicable.  Each Party will procure that its directors accept responsibility for such of the information in the Offer Document as is required by the Takeover Code for a recommended offer.

4.12
In the event that Bidco elects to implement the Acquisition by way of a Takeover Offer in accordance with Clause 4.10, all references in this Agreement to the Scheme shall, where the context permits, be read as references to the Takeover Offer (or to both the Scheme and the Takeover Offer, as appropriate). Notwithstanding the generality of the foregoing, in the event that the Acquisition is implemented by way of a Takeover Offer, references in this Agreement:

4.12.1	to voting in favour of the Scheme and voting in favour of the resolutions to be proposed at the Court Meeting and/or EGM shall be read and construed as references to accepting the Offer;

4.12.2
to the Scheme becoming effective shall be read as references to the Offer becoming unconditional in all respects and references to the Scheme lapsing or being withdrawn shall be references to the closing or lapsing of the Offer; and

4.12.3	to the Scheme Circular shall be read as references to the formal document containing the offer (the “Offer Document”).

Share Schemes, proposals to option holders and employee arrangements

4.13
The Target undertakes that the documentation to be circulated to the relevant participants of the Target Share Schemes will include an unqualified and unanimous recommendation of the Target Directors to accept the proposals in the circumstances where the Scheme Circular is required to include such recommendation under Clause 6.

4.14	The Parties agree that the terms of Schedule 1 shall apply and each undertakes to comply with the terms thereof.

HeidelbergCement Guarantee

4.15
HeidelbergCement agrees to procure performance of the obligations of Bidco under this Agreement and agrees to pay to Target any costs, expenses or damages suffered or incurred by Target arising from or in connection with the non-performance by Bidco of its obligations under this Agreement.

5	Information on the Parties

Each of the Target and Bidco shall:

5.1
co-operate and consult with each other in the preparation and publication of the Scheme Circular and any other document, notification or filing which is required to be made or which a Party reasonably considers to be necessary or appropriate for the purposes of implementing the Acquisition and the Scheme (including for the avoidance of doubt all anti-trust and other regulatory filings and all communications to participants in the Target Share Schemes);

5.2
use all reasonable endeavours to take all steps necessary (and shall procure that each of their respective Group Companies and their, and their respective Group Companies’, directors and employees shall, and shall use all reasonable endeavours to procure that the respective auditors and advisers shall use all reasonable endeavours to take all steps necessary) to provide the information necessary or reasonably desirable for inclusion in the Scheme Circular and any other documentation, filings and/or notifications referred to in Clause 5.1;

5.3
provide the other Party (or advisers nominated by them) with draft copies (in English) of all notifications and communications (save that information the disclosure of which would adversely affect the other’s legitimate business interests (“Confidential Business Information”) may be redacted) to relevant anti-trust and regulatory authorities in relation to obtaining any relevant consent, approval or action at such time as will allow the other a reasonable opportunity to provide comments on such notifications and communications before they are submitted or sent to such relevant anti-trust or regulatory authorities and taking into account any such comments as are reasonable and providing the other Party (or such nominated advisers) with copies of all such notifications and communications in the form submitted or sent (save that Confidential Business Information may be redacted);

5.4
notify the other Party, and provide copies, in a timely fashion of any material communications, save in respect of any Confidential Business Information, from any anti-trust or regulatory authority in relation to obtaining any relevant consent, approval or action; and

5.5
unless otherwise requested by the relevant anti-trust or regulatory authorities concerned, allow persons nominated by the other Party to attend all meetings and, so far as reasonably practicable, participate in all material discussions with relevant anti-trust and regulatory authorities and, where appropriate, to make oral submissions at such meetings and during such discussions. For the avoidance of doubt material discussions shall mean any discussions with relevant anti-trust and regulatory authorities regarding substantive anti-trust or regulatory issues or matters pertaining to the timing of receipt of anti-trust or regulatory clearance.

6	Recommendation

6.1
The Target agrees that the Scheme Circular shall incorporate a unanimous and unqualified recommendation from the Target Directors to Target Shareholders to vote in favour of the resolutions to be proposed at the Court Meeting and the Extraordinary General Meeting except to the extent that the Target Directors have determined in good faith, acting reasonably and having taken legal and financial advice, that to give such recommendation would not be in the best interests of Target Shareholders or would otherwise be a breach of their fiduciary duties.

6.2
The Target shall cause the Target Directors not to withdraw or modify or propose to withdraw or modify, in a manner adverse to Bidco, their approval of the Scheme or their recommendation to the Target Shareholders or any of them to vote in favour of each of the resolutions to be proposed at the relevant Meetings, unless, having taken legal and financial advice, they determine in good faith that to maintain such approval or recommendation would not be in the best interests of Target Shareholders or would otherwise be a breach of their fiduciary duties.

7	Conditions to the Transaction

7.1	The Parties agree that the Acquisition is conditional upon the Scheme becoming effective in accordance with its terms by the Long-stop Date.

7.2
Subject to their respective directors’ fiduciary duties and to the provisions of Clause 8, each of the Target and Bidco shall use all reasonable endeavours to procure the satisfaction of the Conditions as soon as reasonably practicable and to implement the Acquisition upon the terms described in the Press Announcement and as otherwise provided in this Agreement.

7.3
Each of the Target and Bidco confirms to the others that it is not aware of any matter or circumstance which would, or which could reasonably be expected to, cause any of the Negative Conditions not to be satisfied in relation to that Party.

7.4	If following:

7.4.1	the occurrence of an event (or series of events); or

7.4.2	Bidco discovering or becoming aware of any information,

which constitutes a breach of a Condition, or which suggests that any of such Conditions is or may not be satisfied in all material respects, Bidco shall be entitled to serve written notice on the Target specifying such event and the relevant Condition.  Following service of such notice, the Target shall use all reasonable endeavours to provide such information (including information regarding the event, series of events or information concerned) which Bidco reasonably requires to determine whether the relevant Condition is or may not be satisfied in all material respects to the extent possible taking into account any applicable confidentiality obligations.

7.5
The Target undertakes to Bidco that it will only take the necessary action to make the Scheme effective if each of the Conditions have been confirmed by Bidco to have been satisfied or, where relevant, waived.

7.6
The Target undertakes that it will not allot or issue any Target Shares between 5.00 p.m. on the London Business Day before the Reduction Court Hearing and the time at which the Scheme and such reduction becomes effective and a certificate has been obtained from the Registrar of Companies evidencing such reduction.

7.7
Subject to the satisfaction or effective waiver of the Negative Conditions and unless Bidco invokes with the consent of the Panel any one or more of the Conditions at or prior to the Reduction Court Hearing, Bidco undertakes to the Target that it will consent  and/or undertake to the Court to be bound by the Scheme.

8	Covenants relating to Period before the Effective Date

8.1
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Date, the Target undertakes to Bidco, except to the extent that Bidco shall otherwise consent in writing that it shall, and shall (insofar as it has the power to do so) procure that each of its subsidiaries shall, carry on its business in all material respects in the ordinary course and shall notify Bidco of any adverse change in the business or assets of any member of the Target Group which is material in the context of the Target Group taken as a whole.  For the avoidance of doubt the undertaking in this Clause 8.1 includes, but is not limited to, taking any action which would amount to an action requiring the approval of Target Shareholders in general meeting or the consent of the Panel under Rule 21 of the Code or enter into or agree to enter into any transaction that would require the approval of Target Shareholders under the Listing Rules of the UKLA.

8.2
In addition, and without prejudice to the generality of Clause 8.1 above, without the prior written consent of Bidco (such consent not to be unreasonably withheld or unreasonably delayed), except in connection with the transactions contemplated by this Agreement or pursuant to commitments existing as at the date of this Agreement and disclosed prior to such date by the Target (either publicly by means of any document or announcement published or released in accordance with the Listing Rules or any other legal or regulatory requirement, or by written disclosure to Bidco) the Target shall not, and shall (insofar as it has the power to do) procure that its subsidiaries shall not, do any of the following:

8.2.1
save as permitted in accordance with paragraph 1 of Schedule 1 to this Agreement, adopt or amend any Target Share Scheme or any other scheme having share purchase or share option provisions or adopt or amend in any material respect any other employee benefit, bonus or profit sharing scheme;

8.2.2
save as permitted in accordance with paragraph 1 of Schedule 1 to this Agreement, amend the service agreement of, or other arrangements with any director or employee of the Target Group with, or who pursuant to the proposed amendment would have, a total annual remuneration package (inclusive of any bonus) of £200,000 or more (or its equivalent) or provide, or agree to provide, a gratuitous payment or benefit to any such director, senior employee or employee;

8.2.3	amend the memorandum or articles of association of Target (other than in connection with the resolutions to be proposed at the Extraordinary General Meeting);

8.2.4
declare, set aside or pay any dividends on or make any other distribution (whether in cash, shares or other property) in respect of any share capital, or split, combine or reclassify any share capital or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, except  for the payment of dividends or distributions by subsidiaries of the Target to the Target or to the shareholders of another subsidiary or the Target and provided that any such dividends or distributions shall not result in the payment to any entities which are not subsidiaries of the Target of more than £100,000,000 in aggregate;

8.2.5
allot, issue, or authorise or propose the issuance of or transfer from treasury any share capital or any securities convertible into share capital, or rights, warrants or options to acquire any share capital, or any securities convertible into share capital, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or permit any subsidiary to do any of the foregoing, whether with respect to its own share capital (or securities convertible into or rights exercisable therefor or otherwise obligating the issuance thereof) or the share capital of the Target (or securities convertible into the same or rights exercisable therefor or otherwise obligating the issuance thereof) other than (i) the allotment and issue by members of the Target Group (other than the Target) of fully paid shares or interests in shares or securities to shareholders of existing members of the Target Group at not less than the fair market value and (ii) the allotment and issue of the Target Shares pursuant to the exercise or vesting of options or awards outstanding under the Target Share Schemes as of the date of this Agreement or otherwise pursuant to any existing contractual or legal obligations and will not make any recommendations to the Trustee in respect of the grant of, and shall use its reasonable efforts to procure that the Trustee does not grant, any options or awards in respect of any Target Shares, ADSs or CDIs (or any other assets held in the Trust);

8.2.6
incur any further indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Target Group which will result in the indebtedness for borrowed money of the Target Group (net of any cash or other liquid reserves held by it) exceeding £2,000,000,000;

8.2.7
knowingly do any act, matter or thing which would cause any of the Conditions not to be satisfied or which is reasonably likely to have the effect of materially delaying satisfaction of any of the Conditions;

8.2.8	save as permitted by this Agreement, take any action which would reasonably be expected to be prejudicial to the implementation of the Scheme; or

8.2.9	agree in writing or otherwise to take any of the actions described above.

8.3
The Target undertakes that from the date of this Agreement until the earlier of (a) the Effective Date, and (b) the date upon which the Acquisition is withdrawn or lapses or is not approved at the Meetings:

8.3.1
it shall not (and shall procure that each member of the Target Group and its and their directors, officers and employees, and any other third party acting on its or their behalf does not) directly or indirectly solicit or otherwise seek to initiate any Competing Proposal provided that for the avoidance of doubt the Target will not be in breach of this Clause 8.3.1 by virtue of it complying with the rules of the Code (including, but not limited to, providing information to a third party pursuant to Rule 20.2 of the Code);

8.3.2
it shall not (and shall procure that each member of the Target Group and its and their directors, officers and employees, and any other third party acting on its or their behalf does not) directly or indirectly:

8.3.2.1
enter into or continue any discussions, negotiations, communication or correspondence relating to or which may be expected to lead to any Competing Proposal (and Target confirms that it is not currently a party to any such discussions, negotiations, communication or correspondence); or

8.3.2.2	release any third party from any confidentiality or standstill agreement, or amend any such agreement, entered into in connection with an Competing Proposal prior to the date hereof,

provided that Target will not be in breach of this Clause 8.3.2 by virtue of it complying with the rules of the Code (including, but not limited to, providing information to a third party pursuant to Rule 20.2 of the Code) or to the extent that the Target Directors have determined in good faith, having taken legal and financial advice, that to fail to do so would not be in the best interests of Target shareholders or would otherwise be in breach of their fiduciary duties; and

8.3.3
if Target or any person acting on behalf of Target receives a definitive proposal which is funded on at least a highly confident basis with regard to any Alternative Acquisition Proposal, or if any such Target Group member receives any request for information pursuant to Rule 20.2 of the Code or otherwise, Target will inform Bidco as soon as reasonably practicable of such approach or request subject to Clause 12 below.

9	Break Fee

9.1
The Parties agree that the Target shall pay HeidelbergCement the Break Fee by way of compensation in the event that the Acquisition is announced and (a) an Alternative Acquisition Proposal is announced (for the purposes of Rule 2.5 of the Code or equivalent) and (b) following such announcement, the Scheme is not proposed, not made, lapses or is withdrawn in accordance with its terms; and (c) such Alternative Acquisition Proposal becomes wholly unconditional.

9.2
In the event that the Break Fee becomes payable, the Target shall pay the relevant amount to HeidelbergCement by no later than 5 days after the date on which the Break Fee becomes payable.  Payment shall be made in immediately available funds (without any deduction or withholding and without regard to any lien, right of set-off, counterclaim or otherwise) to such bank account as may be reasonably notified to the Target by HeidelbergCement for such purposes.

9.3
The Parties anticipate that all sums payable under Clause 9.1 will fall outside the scope of VAT.  However, in the event that HMRC or the German tax authorities determine that sums payable under Clause 9.1 constitute all or part of the consideration for a supply to the Target for VAT purposes, adjustments shall be made to the Break Fee in accordance with this Clause:

9.3.1
in a case where VAT is or becomes chargeable on that supply for which the Target (or the representative member of any VAT group of which the Target is a member) is liable to account to HMRC by way of reverse charge, the Break Fee shall be reduced so as to take account of any such reverse charge VAT in respect of which the Target (or the representative member) is not entitled to credit or repayment from HMRC; and

9.3.2
in a case where VAT is or becomes chargeable on that supply for which HeidelbergCement or Bidco (or the representative member of any VAT group of which the HeidelbergCement or Bidco is a member) is liable to account to HMRC or the German tax authorities, the Break Fee shall be increased so as to take account of any amount of VAT in respect of which the Target (or the representative member of any VAT group of which the Target is a member) is entitled to credit or repayment from HMRC or the German tax authorities (under the 8th VAT Directive or otherwise)

9.3.3
such that after making such adjustments the aggregate of (i) the Break Fee (inclusive of any amount of VAT) and (ii) any such irrecoverable reverse charge VAT for which the Target (taken with the representative member of any VAT group of which the Target is a member) is required to account to HMRC in accordance with Clause 9.3.1 (together with any related interest or penalties but excluding any interest or penalties arising as a result of the unreasonable delay or default of the Target or relating to any period after HeidelbergCement or Bidco has accounted to the Target for any reduction in the Break Fee pursuant to this Clause) less (iii) any amount of VAT in respect of which the Target (or the representative member of any VAT group of which the Target is a member) is entitled to credit or repayment in accordance with Clause 9.3.2, shall be equal to £78,700,000.

Any payment in respect of any adjustment made pursuant to Clause 9.3.1 shall be made on the date 5 Business Days prior to the date on which the Target (or the representative member of any VAT group of which the Target is a member) is required to account to HMRC for any such reverse charge VAT.  Any payment in respect of any adjustment made pursuant to Clause 9.3.2 shall be made on the date 5 Business Days after the date on which the Target (or the representative member of any VAT group of which the Target is a member) recovers any such amount of VAT from HMRC or the German tax authorities.

In either case, the amount of any such adjustment shall initially be determined by the Target, acting reasonably, and further adjustments may be made to take account of any subsequent determination by HMRC or the German tax authorities (as the case may be) which differs from that made by the Target.  HeidelbergCement, Bidco or the Target shall make such further payments or repayments in respect of the adjustment as may be necessary within 5 Business Days of the relevant determination.

9.4
It is agreed that the Target will not be obliged to pay any amounts pursuant to this Clause 9 or in respect of VAT to the extent that the amount payable is in excess of the amount the Panel determines to be permissible under Rule 21.2 of the Code or is permitted to be paid under Rule 10.2.7 of the UKLA’s Listing Rules.

9.5
The Parties agree that no failure or delay in exercising or non-exercise of any right, power or remedy provided by law or under or in connection with this letter shall impair, or otherwise operate as a waiver or release of that right, power or remedy.

9.6
Target hereby undertakes not to agree with any other party any break fee in connection with an Alternative Acquisition Proposal (including any arrangement designed to avoid the operation of this Clause 9.6) which is payable in circumstances that are more favourable to such other party than the circumstances in which the Break Fee is payable to HeidelbergCement.

10	Termination

10.1
The obligations of the Parties to implement the Scheme, or, if applicable, Takeover Offer, and consummate the Acquisition may be terminated by notice delivered in accordance with Clause 15, in relation to a Scheme, at any time prior to 11.59 p.m. on the day immediately prior to the Reduction Hearing Date (for the avoidance of doubt, whether before or after the Court Meetings) or, in relation to a Takeover Offer, at any time prior to the time when the offer is declared unconditional in all respects:

10.1.1	by mutual written consent of the Parties;

10.1.2
by either the Target or Bidco if the resolutions proposed at any of the Meetings are voted upon but shall not have been duly passed thereat (save to the extent the relevant Condition can be and is waived by Bidco).  For the avoidance of doubt, if either of the meetings is adjourned, the date that a particular resolution is put to shareholders will, for all purposes, be the date of the reconvened meeting at which the vote on that resolution is actually held; or

10.1.3	by Bidco in the event of failure of any of the Conditions, and the invocation of such Condition by Bidco is with the consent of the Panel.

10.2
The obligations of the Parties to implement the Scheme and consummate the Acquisition shall be terminated (without prejudice to their rights in respect of any prior breach of this Agreement) if the Effective Date shall not have occurred prior to the Long-stop Date (or such later date as the Parties shall, with the consent of the Panel, agree in writing).

10.3
Notice of termination under Clause 10.1 above will be effective immediately upon actual (rather than deemed) delivery to the address specified in Clause 15 of written notice by the terminating Party to the other Party, but no such notice shall have effect if delivered after 11.59 p.m. on the day immediately prior to the date of the Reduction Court Hearing.  In the event of termination pursuant to Clause 10.1 or 10.2, this Agreement shall be of no further force or effect except:

10.3.1	this Clause 10.3 and Clauses 9, 11-13, 14.4, 14.5, 14.8-14.13, 15, and 16, each of which shall survive such termination; and

10.3.2	nothing in this Clause 10 shall relieve either Party from liability for any prior breach of this Agreement.

10.4	The Target undertakes to Bidco not to proceed with the Scheme, and to withdraw the Scheme (or Offer) forthwith, if this Agreement is terminated in accordance with its terms.

11	Damages

In the event that any Party (the “non-defaulting Party”) terminates this Agreement as a result of breach of this Agreement by another Party, the damages recoverable for any such breach shall be limited to the costs, liabilities, expenses and losses directly incurred or suffered by the non-defaulting Party not in breach (whether before or after the date of this Agreement) in connection with or for the purposes of the transactions contemplated by this Agreement, including any steps taken by the non-defaulting Party or any of its Group Companies directly for the purpose of facilitating the Acquisition on the terms provided by this Agreement, including (but not limited to) fees and disbursements of professional advisers, stamp duty or other taxation and lenders (and their advisers) fees and expenses, but for the avoidance of doubt excluding any losses incurred due to any change in  the market value of the Target Shares provided that if in the circumstances in which this Agreement is terminated the Break Fee is also payable to HeidelbergCement, the amount of any damages payable under this Clause 11 to HeidelbergCement shall be reduced by the amount of the Break Fee (the Break Fee being in the nature of compensation as a pre-estimate of loss).

12	Confidentiality

12.1
Subject to the provisions of this Clause 12, no Party shall prior to the Effective Date issue any press release or publish any circular or any other public document or make any public statement in each case relating to or connected with or arising out of this Agreement, the Scheme, the Acquisition or the matters contemplated hereby, without first consulting with the other parties to this Agreement and taking into account the reasonable requirements of the other parties to this Agreement as to the content of such press release, circular, public document or public statement (where it is reasonably practical to do so in the circumstances).

12.2
The provisions of Clause 12.1 do not apply to any announcement relating to or connected with or arising out of this Agreement, the Scheme or the Acquisition required to be made by virtue of the regulations or requirements of the Code, the Panel, the Disclosure Rules and Transparency Rules of the Financial Services Authority, the Exchanges, the SEC, the Court or other applicable law or regulation.

13	Third party rights

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party but this does not affect any right or remedy of a third party which exists or is available apart from under that act.

14	General

14.1
The Target shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as Bidco and HeidelbergCement may from time to time reasonably require for the purpose of giving Bidco and HeidelbergCement the full benefit of the provisions of this Agreement enforceable by each of them.

14.2
Bidco and HeidelbergCement shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Target may from time to time reasonably require for the purpose of giving the Target the full benefit of the provisions of this Agreement enforceable by it.

14.3
Each Party acknowledges that damages may not be an adequate remedy to the other Parties for breach of this Agreement and that accordingly the other Parties not in breach shall be entitled to obtain the remedy of specific performance and/or other injunctive relief for breach (actual, anticipated or prospective) in addition to any other remedy.

14.4
This Agreement, the confidentiality undertaking between Target and HeidelbergCement dated 12 May 2007 (except clauses 10, 11 and 12 of such confidentiality undertaking, which Target and HeidelbergCement agree shall cease to apply upon the execution of this Agreement) and the documents referred to herein constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof.  Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to herein, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether Party to this Agreement or not) other than as expressly set out in this Agreement.  Nothing in this sub-Clause shall, however, operate to limit or exclude any liability for fraud.

14.5	Save as provided in Clause 9 and 11, each of the Parties shall pay its own costs and expenses of and incidental to this Agreement, the Scheme and the Acquisition.

14.6
This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following the Effective Date remain in full force and effect notwithstanding the Effective Date.

14.7	This Agreement shall be binding upon and enure for the benefit of the successors and assigns of the Parties.

14.8	No Party shall be entitled to assign its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

14.9	The failure of any Party at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

14.10
No waiver by any Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

14.11
Any liability of any Party under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the other relevant party to this Agreement in their absolute discretion without in any way prejudicing or affecting any of its other rights in relation to the same or similar matter.

14.12
This Agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties or undertakings may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

14.13
This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

14.14	Nothing in this Agreement and no action taken by the Parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of them.

15	Notices

15.1	Any notice to be served in connection with this Agreement shall be in writing and shall be delivered by hand, sent by registered mail, recorded delivery or first-class post or transmitted by fax:

15.1.1	in the case of the Target to:

Name:	Hanson PLC

Address:	1 Grosvenor Place, London SW1X 7JH

Fax:	+44 (0) 20 7245 9939

For the attention of:	Graham Dransfield

15.1.2	in the case of Bidco or HeidelbergCement to:

Name:	HeidelbergCement AG

Address:	Berliner Strasse 6, 69120 Heidelberg, Germany

For the attention of:	Dr Bernd Scheifele, Chairman of the Managing Board

15.2	Any such notice shall be deemed to have been served as follows:

15.2.1	in the case of delivery by hand, on delivery (if delivered in Business Hours on a Working Day) or at 9.00 a.m. on the next Working Day (if delivered outside Business Hours);

15.2.2	in the case of service by post, on the third Working Day after the day on which it was posted;

15.2.3	in the case of transmission by fax, at the time it is transmitted (if transmitted in Business Hours on a Working Day) or at 9.00 a.m. on the next Working Day (if delivered outside Business Hours); and

15.2.4	in the case of registered airmail, five Working Days from the date of posting.

15.3	Subject as provided in Clause 15.2, in proving such service it shall be sufficient to prove that the notice was properly addressed and left at, posted to or transmitted by fax to that address.

15.4
For the purpose of this Clause, “Working Day” shall mean any day other than Saturday, Sunday or any other day which is a public holiday in the place at or to which the notice is left or despatched and “Business Hours” shall mean 9.00 a.m. to 5.30 p.m. (in the place at or to which the notice is left or despatched) on a Working Day.

16	Governing law and jurisdiction

16.1	This Agreement shall be governed by and construed in accordance with the laws of England.

16.2
Each of the Parties hereby submit to the non-exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

16.3
HeidelbergCement shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this letter.  Such agent shall be Lehigh UK Limited, Park Square, 3160 Solihull, Parkway, Birmingham Business Park, Birmingham, West Midlands B37 7YN and any claim form, judgement or other notice of legal process shall be sufficiently served on you if delivered to such agent at its address for the time being.  You irrevocably undertake not to revoke the authority of the above agent

EXECUTED BY Target, Bidco and HeidelbergCement

SIGNED BY	)
for and on behalf of	)	Dr. Lorenz Näger
LEHIGH UK LTD	)

SIGNED BY	)
for and on behalf of	)	P.S. Binning
HANSON PLC	)

SIGNED BY	)	Dr. Lorenz Näger
for and on behalf of	)
HEIDELBERGCEMENT AG	)	Dr. Bernd Scheifele

SCHEDULE  1

EMPLOYEE MATTERS

Target and Bidco agree that the following arrangements will, where appropriate subject to the Acquisition becoming effective in all respects, be implemented with respect to the Target Share Schemes and current employment arrangements.

1	EMPLOYEE SHARE SCHEME MATTERS

1.1
Target and Bidco agree that it is the commercial intention of the parties that, subject to the rules of the Target Share Schemes, options and awards under the Target Share Schemes become exercisable and/or vest as a consequence of the Acquisition and so agree that if the Acquisition is effected by way of the Scheme and scheme counsel is of the opinion that the Scheme is not for the purposes of or in connection with the reconstruction of Target or its amalgamation with another company, they will document the Scheme as "a general offer by way of scheme of arrangement" if scheme counsel opines that this will assist in enabling options and awards held under any of the Target Share Schemes to be exercised pursuant to the rules of those schemes in consequence of a general offer.

1.2
Target and Bidco acknowledge that options and awards under certain of the Target Share Schemes may, notwithstanding that the Scheme may be documented as mentioned in paragraph 1.1 above, be capable of vesting and/or becoming exercisable in consequence of the Court’s sanction of the Scheme and not in consequence of a general offer.  The parties agree that if the Acquisition is effected by way of a scheme of arrangement the timetable for its implementation shall so far as practicable be fixed so as to enable such options and awards under the relevant Target Share Schemes to be exercised in sufficient time to enable the participants in the relevant Target Share Schemes to participate in the Acquisition on the same terms as shareholders.

1.3	Bidco agrees that:

(a)
if options and awards are exercised pursuant to the rules of a Target Share Scheme after the Record Date in consequence of a general offer or otherwise or are otherwise only transferred to participants on a date falling after the Effective Date, the Target Shares held by the Trust and sufficient Target Shares held in treasury shall be excluded from the Scheme to enable the Target Shares held in the Trust or in treasury to be used to satisfy the exercise of options and awards held under the Target Share Schemes following the Effective Date;

(b)
if necessary in order to obtain a corporation tax deduction in respect of the exercise and/or vesting of options and awards under the Target Share Schemes, the parties shall seek to retain the admission to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange of the Target Shares for a period of two business days following the date on which Bidco obtains control of Target for the purposes of the Target Share Schemes; and

(c)
Target may (subject in the case of the Target Sharesave Scheme to the consent of HMRC) amend the rules of any of the Target Sharesave Scheme, the Target PLC Share Option Plan 2001 and the Target Executive Share Option Plan 2003 so as to permit options to be exercised following the Scheme Hearing Date but before the Effective Date if, in the opinion of the Directors or the Remuneration Committee (as appropriate), such amendments are necessary or desirable to facilitate the administration of the Target Share Schemes or to obtain or maintain favourable tax treatment for participants in such schemes or any member of the Target Group in connection with the Acquisition provided, for the avoidance of doubt, that such amendments will not increase the extent to which options become exercisable as a result of the Acquisition in accordance with the commercial intention of the parties recorded in paragraph 1.1 of this Schedule.

1.4
If the Acquisition is effected by way of a scheme of arrangement, Bidco agrees that the Articles of Association of Target will be amended so that any Target Shares issued or transferred after the Record Date pursuant to the exercise or release of options or awards under the Target Share Schemes will be acquired by Bidco on the same terms as are available to other holders of Target shares under the Acquisition.

1.5
Target and Bidco agree that optionholders exercising options in connection with the Acquisition (other than those exercising options under the Target Sharesave Scheme) will not be required to finance the exercise of such options.  Instead, arrangements will be put in place (a cashless exercise) by which the exercise price will be deducted from the consideration due on the acquisition of their Target Shares, and paid to Target in satisfaction of the exercise price.  If necessary, Target may amend the rules of any Target Share Scheme to facilitate such cashless exercise.  The cashless exercise may also provide for any income tax and social security contributions liability of the optionholder that arises on the exercise of options or vesting of awards to be deducted from the consideration due on the acquisition of their Target shares and paid to Target.

1.6
Target and Bidco agree that if, after consultation with Bidco, Target reasonably considers it appropriate for tax, securities law or administrative reasons, Bidco will offer to holders of options and awards who are not resident in the United Kingdom, a cash sum equal to the latent profit in their option or award (being the difference between the price per Target Share offered by Bidco under the Acquisition and the exercise price of that option or award (if any)) in return for agreeing to cancel their option or award.

1.7
Bidco agrees to pay optionholders under the Target Sharesave Scheme who exercise their options under that scheme within the Exercise Period, a cash payment which shall, after deduction of income tax and employee national insurance, be equal to the difference between the exercise price per Target Share and the price per Target Share offered by Bidco multiplied by the number of Target Shares an optionholder would have acquired had he notionally continued saving under the savings contract linked to his option for an additional period of 6 months from the end of the Exercise Period or, if shorter, the period to the end of his savings contract.  Payment under this paragraph 1.7 shall be made as soon as practicable following exercise of the relevant optionholder’s options under the Target Sharesave Scheme.

1.8
Bidco acknowledges that the extent to which options and awards under the Target Share Schemes vest in connection with the Acquisition is to be determined in accordance with the rules of the Target Share Schemes and actions taken and discretions exercised pursuant to those rules by the Remuneration Committee (or other duly constituted committee of the Board as appropriate).  In particular Bidco agrees that the Remuneration Committee:

(a)
will assess performance targets applicable to any option and/or award up to the date of the Acquisition provided that where it is not practicable to assess the relevant performance target up to the date of Acquisition, the Remuneration Committee may, if it considers it appropriate, waive that performance target provided that it is permitted to do so under the relevant Target Share Scheme rules or determine performance by reference to the most practicable date prior to the Acquisition having regard to the nature of the performance target;

(b)
may, if it considers it appropriate, determine that time pro-rating should not apply to any or all awards and/or options, subject to its ability to do so under the relevant Target Share Scheme rules; and

(c)
shall, in respect of any award and/or option in respect of which it has exercised a discretion to waive the performance conditions and/or time pro-rating, determine that the Acquisition proceeds for the Target Shares under that award and/or option will only be released on a future date (or dates) subject to the participant (i) not having given notice to resign their employment (other than in response to a repudiatory breach of contract by their employer), and (ii) not having been dismissed for a reason or in circumstances justifying summary termination of their employment, in both cases prior to such future date(s).

1.9
The Target shall use reasonable endeavours to procure that the Trustee uses any Target Shares registered in its name at the Scheme Hearing Date to satisfy outstanding awards and options under the Target Share Schemes.

2	EMPLOYMENT MATTERS

2.1
Bidco acknowledges Target Group’s obligation to comply with Target Group employees' terms and conditions of employment in force at the date of this agreement and Bidco confirms that it has no current proposals to change the practices regarding redundancy payments.

2.2
Bidco shall procure that Target shall maintain the level of cover provided by its current directors' and officers' liability insurance for both current and former directors and officers of Target Group (including run off cover for a period of six years following a director’s or officer’s retirement) for acts and omissions up to and including the Effective Date, to include directors and officers who retire or whose employment is terminated as a result of the Acquisition.  Such insurance shall be with reputable insurers and provide cover at least as broad in its scope as that provided to current directors as at the date of this Agreement.  Further, Bidco shall procure that Target complies with its obligations to indemnify the directors of Target in accordance with the terms of their respective service agreements, letters of appointment or separate deeds of indemnity, as the case may be.

3	RETENTION AND OTHER COMPENSATION MATTERS

3.1
Bidco acknowledges that Target Group operates annual bonus arrangements which comprise formulae based on corporate or business performance criteria.  Bidco agrees that Target shall continue to operate these arrangements for the financial year ending 31 December 2007 in accordance with its normal practice.  Bidco agrees that the relevant calculations and determinations and payment of bonuses shall be undertaken by Target in accordance, and consistent, with its customary practices including paying a time pro-rated bonus to employees who cease employment as good leavers before 31 December 2007.  Further, Bidco agrees that to the extent that any relevant financial metric is adversely affected by actions or steps taken after the Effective Date and before 31 December 2007 outside of the ordinary course of that entity’s business as conducted prior to the Effective Date, the Remuneration Committee will decide the appropriate criteria for determining the payment of bonus which the Bidder acknowledges may include determining bonus by reference to the performance of the relevant business in the financial year ending 31 December 2006.

3.2
For the purposes of protecting the business to be acquired as a consequence of the Acquisition, Bidco and Target agree that they will discuss in good faith appropriate retention arrangements to be put in place for employees whose retention is considered critical to achieving the successful closure of the transaction and business continuity throughout the period up to the Effective Date.

Appendix A
(Press Announcement)